Exhibit 10.20

January 1, 2022

Jean-Claude Kyrillos
XXXX XXXX

Dear Jean-Claude:

I am delighted to extend you an offer of promotion with DH Dental Employment Services, LLC (the “Company”) and am confident that you will continue to make major contributions to the Company. As we discussed, your position will be SVP & President, Diagnostics & Digital Solutions based in Orange, CA, reporting to Amir Aghdaei, subject to periodic review.

Please allow this letter to serve as documentation of the offer extended to you.

Promotion Date: The effective date of your promotion with the Company will be: January 1, 2022.

Base Salary: Your base salary will be paid at the annual rate of $525,000.00, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.

Incentive Compensation: You are eligible to participate in the Incentive Compensation Plan (“ICP”) with a target bonus of 70% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. You must be employed on the day of payment to be eligible for this bonus. This bonus is based on a combination on a Company Financial Factor and Personal Performance Factor which are determined each year and will be pro-rated for any initial partial year of eligibility as applicable.

Annual Long-Term Incentive: A recommendation will be made to the Compensation Committee of Envista’s Board of Directors to grant you an equity award as part of its annual equity compensation program at its next regularly scheduled meeting after your Promotion Date at which equity awards are considered. The target award value of this grant will be $850,000.00. You will be eligible annually for an equity award under Envista’s equity compensation program.

The target award value of any annual grant(s) will be split 50% Performance Share Units (“PSUs”), 25% stock options and 25% restricted stock units (“RSUs”). The grant of stock options and RSUs will vest 1/3rd on each of the first three anniversaries of the grant date and will be solely governed by the terms and conditions set forth in Envista’s applicable stock plan and in the particular form of award agreement required to be signed with respect to each award. The grant of performance share units will be subject to 3-year cliff vesting, assuming continued employment.

Envista cannot guarantee that any PSUs, RSUs or stock options granted to you will ultimately have any particular value or any value.

Supplemental Retirement / Deferred Compensation Benefits: You will be eligible to participate in Envista’s executive supplemental retirement/deferred compensation program. This program is a non- qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or ICP bonus or both). The terms of this program closely mirror those of the Company’s qualified 401(k) plan. Vesting requirements and your participation in the program are subject to all of the terms and conditions set forth in the plan. Additional information on the program will be provided to you by Fidelity after you join the Company.

Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k) retirement plan beginning on your first day of employment subject to the applicable plan. Information about our various benefit programs is enclosed.

Permissive Time Off: We are pleased to offer a Permissive Time Off policy to our exempt employees. The permissive approach is a method for paid time off where you take time off when you need it, without having to earn or accrue vacation or sick hours. You may take time off for vacation, sickness, personal business or achieving a work-life balance. You will be required to coordinate all time off with your manager, while ensuring you meet your goals and objectives at a satisfactory level.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and reference check, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment below:

•Agreement Regarding Fair Competition and Protection of Proprietary Interest
•Certification of Envista Holdings Corporation’s Code of Conduct

Thank you for considering our offer. We anticipate that you will continue to make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you further as we pursue our very aggressive goals.

Sincerely yours,
Julie Steele
Vice President, Talent Acquisition

Acknowledgement
Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than February 28, 2022.

/s/ Jean-Claude Kyrillos
Jean-Claude Kyrillos

Date: February 24, 2022